Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 29, 2014, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Lannett Company, Inc. and Subsidiaries on Form 10-K for the fiscal year ended June 30, 2014.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Lannett Company, Inc. and Subsidiaries on Form S-3 (File No. 333-184721, effective December 7, 2012) and on Forms S-8 (File No. 333-103235, effective February 14, 2003, File No. 333-103236, effective February 14, 2003, File No. 333-147410, effective November 15, 2007, File No. 333-172304, effective February 16, 2011, and File No. 333-193509, effective January 23, 2014).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
August 29, 2014